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                                                                    EXHIBIT 10.9


May 17, 1996

Mr. Wynford Holloway
Chairman
MSU
526-528 Elder Gate
Central Milton Keynes, Bucks
MK9 1LR
England

Dear Mr. Holloway:

         This engagement letter (the "Agreement") confirms that MSU (the "Company") has engaged McLaughlin International, Inc. ("Consultant") to act as the Company's consultant and representative with companies and/or persons named in the attached Exhibit 1 with respect to certain strategic transactions undertaken by the Company during the next 6 months, and during any extension thereof by mutual agreement of the parties (the "Engagement Period").

         1. Description of Services. During the Engagement Period, Consultant will perform such of the following services as the Company may reasonably request:

         (a) Consultant will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition, prospects and plans of the Company.

         (b) Consultant shall endeavor to introduce the Company to one or more companies and/or persons, named in the attached Exhibit 1, capable of forming strategic transactions and alliances involving the Company's products or technology (collectively, the "Products"). In the event a strategic transaction or alliance is consummated with a company(ies) and/or person(s) named in Exhibit 1, Consultant shall continue to assist the Company in its dealings with such strategic partner. In particular, Consultant shall act as intermediary between the Company and the strategic partner, and if any controversy arises between the Company and the strategic partner, Consultant shall assist the Company in its efforts to settle such controversy.

         2. Compensation for Services. If, during the Engagement Period or during the 12 month period immediately after termination of the Engagement Period, the Company has received fees from up-front research and development payments (including joint venture or collaboration payments), relating to the Products to be distributed or marketed with a company(ies) and/or person(s) named in Exhibit 1, the Company shall pay Consultant a fee equal to 7.5% of the receipt of all such up-front fees. Additionally, if during the Engagement Period or during the 12 month period immediately after termination of the Engagement Period, the Company has received monies through an equity placement by a company(ies) and/or person(s) named

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in Exhibit 1, the Company shall pay Consultant a finders fee equal to 7.5% of the proceeds received by the Company. In the event the Company receives fees from up-front research and development payments (including joint venture or collaboration payments), relating to the Products to be distributed or marketed with a company(ies) and/or person(s) named in Exhibit 1, that constitutes an exchange for equity in the Company, then the Consultant shall only be compensated once with respect to such transaction. Furthermore, if during the Engagement Period or during the 12 month period immediately after termination of the Engagement Period, the Company has received Service Provider revenues/fees (as defined below), relating to Internet access and services with a company(ies) and/or person(s) named in Exhibit 1, then the Company shall pay to Consultant a percentage fee of all Service Provider revenues/fees in
connection with such transaction(s).   The fee payable to the Consultant by the
Company, whether by shares of stock or revenues/fees (whichever applicable), shall be expressed as a percentage of the ratio of 5:1 (for every six shares of stock or six dollars received by the Company, the Company receives five shares of stock or five dollars and the Consultant receives one share of stock or one dollar) of the total Service Provider revenue/fees, inclusive in the Company's percentage fee payable by the company(ies) and/or person(s) named in Exhibit 1. With respect to fees payable under Service Provider revenues/fees involving a strategic transaction with a company(ies) and/or person(s) named in Exhibit 1, the Consultant shall only be compensated with either shares of stock or dollars (whichever applicable), not both, with respect to such transaction. For example:

                                                                                             TOTAL
         TOTAL SUM VALUE                                    COMPANY'S       CONSULTANT'S     PERCENTAGE
         SERVICE PROVIDER         STRATEGIC PARTNER'S       PERCENTAGE      PERCENTAGE       COLLECTED BY
         REVENUES/FEES            PERCENTAGE SHARE          SHARE           SHARE            COMPANY
         100%                     76%                       20%              4%               24%
         100%                     65%                       25%              5%               35%
         100%                     64%                       30%              6%               36%
         100%                     62%                       35%              7%               42%
         100%                     52%                       40%              8%               48%

Service Provider revenues/fees are defined as the total sum value of access provider revenues, content provider revenues, and any and all monthly service revenues/fees associated with such strategic transactions. The Company and Consultant shall make a best effort to direct Service Provider business, with a company(ies) and/or person(s) named in Exhibit 1, through the Joint Venture Corporation created by the Company and American Interactive Media, Inc. (AIM). Additionally, if during the Engagement Period or during the 12 month period immediately after termination of the Engagement Period, the Company has received revenues from chip sales, relating to the Products, EXCLUDING NETBOX, to be distributed or marketed with a company(ies) and/or person(s) named in
Exhibit 1, the Company shall pay Consultant a fee equal to 5% of the receipt of all such payments. All of the aforementioned revenues/fees described herein associated with a company(ies) and/or person(s) named in Exhibit 1, shall be payable on a monthly basis within the thirty day period following the end of the month in which the revenues are received by the Company. It is the intention of the parties that Consultant be compensated

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in the event the Company receives fees and/or revenue as a direct or indirect consequence of Consultant's efforts. Additionally, all of the aforementioned revenues/fees are payable to the Consultant for the perpetual life of the relationship between the Company and a company(ies) and/or person(s) named in
Exhibit 1. Consultant shall not be entitled to compensation from expenses incurred by the Company for software upgrades, designs, and enhancements paid for by a company(ies) and/or person(s) named in Exhibit 1. Consultant's obligation to provide services pursuant to Section 1 is contingent upon timely payment of the fees described in Section 2. Consultant will have the right to audit, no more than once per 12-month period, the Company's books and records to confirm the accuracy of the compensation or fees payable hereunder. The out-of-pocket expenses of such audit shall be borne by Consultant unless such audit identifies a discrepancy of at least 5% between the amount actually paid to Consultant hereunder and the amount which should have been paid hereunder, in which case the expenses of such audit shall be borne by the Company.

         3. Expenses/Retainer. The Company shall pay to Consultant a non-accountable expense allowance in the amount of $5,000 per month payable beginning on the first day of the first month following the execution of this
Agreement.   The Company understands that this retainer is in addition to any other retainer covered in other agreements between the Company and Consultant.

         4.      Share/Option Pool.        The Company hereby establishes a
pool of 100,000 shares/options, exercisable at $8.00 per share, exclusively for awarding performance based results in pursuit of companies and/or persons named in Exhibit 1. The overseeing and awarding of these shares/options shall be by committee consisting of the following individuals: Wynford Holloway, Keith Hall, Bill Snowden, and Mark McLaughlin. None of the aforementioned individuals are eligible to received any portion this pool's shares/options. Shares/options are to be distributed to individuals who help the Company achieve objective results with companies and/or persons named in Exhibit 1.

         5.      Use of Information About the Company.

         (a) Consultant is authorized to transmit to copy or copies of any business plan, forms of agreements and any other documentation supplied to Consultant expressly for transmission to any of the U.S. contacts by or on behalf of the Company. Except in connection with its services hereunder, Consultant shall not make use of the Information and shall keep the Information confidential except to the extent that: (i) the Information is or becomes publicly available (otherwise than through disclosure by Consultant), (ii) disclosure is required by law or requested by any governmental agency or regulatory body, or (iii) the Information is disclosed to Consultant by a source other than the Company or its agents.

         (b) Confidential information means all unpatented designs, drawings, data specifications, manufacturing processes, testing procedures and all other technical business and similar information relating to the Company and its products including all readable computer or other machine readable data logic, logic diagrams, flow charts, coding, listings, test data or routines, diagnostic programs or other material relating to or comprising software or hardware, together with all patent rights and applications, copyrights and design rights registerable or otherwise. The Consultant acknowledges that it will have access to commercially sensitive information of the Company which is confidential and proprietary to the Company. The Consultant agrees to keep and to ensure that its personnel shall keep the confidential information and all other matters arising or

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coming to its attention in connection with the confidential information secret and confidential and not at any time for any reason whatsoever to disclose it or permit it to be disclosed to any third party except that is permitted hereunder to enable the Consultant to carry out its duties and obligations.

         6.      Conditions of Transaction.   Consultant's services to be
performed hereunder are subject to certain conditions, including (i) satisfactory completion of due diligence by Consultant, (ii) the form and terms of the strategic partnership being mutually acceptable to the Company and Consultant, and (iii) the absence of a material adverse change in the condition of the Company.

         7.      Indemnification.   The Company agrees to indemnify and hold
harmless Consultant and its affiliates, and their directors, employees, and agents, and their respective successors, legal representatives an assigns (Consultant and each such person, including their successors, legal representatives and assigns, being referred to herein as an "Indemnified Person"), from and against all claims, liabilities, losses and damages related to or arising out of (i) actions taken or omitted to be taken (including statements made or omitted to be made in any materials regarding the Company) by the Company or an affiliate of the Company or a director, employee, agent or representative thereof (other than an Indemnified Person) or (ii) the breach of any representation or warranty of the Company contained in the Engagement Letter; and the Company will reimburse each Indemnified Person for all expenses (including reasonable attorneys' fees) as they are incurred in connection with the investigation, preparation, and defense of any such claim or action, whether or not the Indemnified Person is or is threatened to be a party thereto. No Indemnified Person shall have any liability to the Company, or a director, employee, agent or representative thereof in connection with the services rendered pursuant to the Engagement Letter except for claims, liabilities, losses, damages and expenses which arise from the Consultant's failure to fulfill its obligations pursuant to the terms of the Engagement Letter.

         8. Representations and Warranties of the Company. The Company represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by the Company, does not conflict with any other agreement to which the Company is a party, and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Company represents that, to the best of its knowledge, the Information (including any offering materials) will not, when delivered and at the closing of a strategic transaction, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The Company agrees to advise Consultant promptly of the occurrence of any event or any other change prior to the closing known to it which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

         9. Termination. The Engagement Period may be terminated by either party for any reason (prior to the termination of the period set forth in the introductory paragraph hereof) upon written notice to the other party.

         10. Survival of Certain Provisions. The Company's obligations under Sections 2, 3, 4, and 7, and the Company's representations under Section 8, shall remain in full force and effect and shall not be affected by (i) any investigation made by or on behalf of Consultant, (ii) consummation of a strategic partnership, or (iii)

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termination of this Agreement.  Mutual obligations of both the Company and the
Consultant under Section 5 shall remain in full force and effect and shall not be affected by (i) any investigation made by or on behalf of either the Company or Consultant, or (ii) consummation of a strategic partnership, or (iii) termination of this Agreement.

         11. General. This Agreement may be amended only by the written agreement of each party hereto. The parties acknowledge and agree that Consultant is an independent contractor of the Company and is not an affiliate, partner, joint venturer or agent of the Company. This Agreement may not be assigned by the Company and may be assigned by Consultant only with prior written consent of the Company (which would not be unreasonably withheld) and only to Advisor's affiliates or another entity organized or acquired by Mark McLaughlin for the purpose of providing consulting services. Subject to the restrictions on assignment contained herein, the provisions of this Agreement shall be binding on and inure to the benefit of each party hereto, and such party's successors, personal representatives and assigns. This Agreement sets forth the entire understanding between the parties hereto concerning the subject matter contained herein, and supersedes all prior discussions and agreements. In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. As used herein, the term "person" shall include all natural persons, corporations, trusts, partnerships, joint ventures, associations and other entities. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be governed by the laws of the State of Texas.

         Please sign and return one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter shall constitute a binding agreement between you and the undersigned as of the date first above written.

                                             Sincerely,

                                             McLAUGHLIN INTERNATIONAL, INC.

                                             By:     /S/ MARK McLAUGHLIN
                                                -------------------------------
                                                    Mark McLaughlin, President

Accepted and Agreed:

MSU

By:      /S/ WYNFORD HOLLOWAY
   --------------------------------
         Wynford Holloway, Chairman

                                   EXHIBIT 1

AT&T
Lucent Technologies
Tandy
Bell Atlantic
SBC Communication, Inc.
Bell South
GTE
MCI Communications
Sprint
America On-Line
Prodigy
Microsoft
Netscape
Tele-Communications, Inc.
Cisco Systems
MFS Communications
PSINet
Netcom Communications Services
Global Network Navigator
Apple
Viacom
Turner
Lin Broadcasting
Time Warner
Bell Canada
Telmex
Disney
General Electric
Westinghouse
AST Research
Peter Conner and/or Conner Group
Westell
Amati Communications
Sourcecom
Walmart
Northern Telecom
IDT Corporation
Compaq